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                                                                     EXHIBIT 1.1

                            UNDERWRITING AGREEMENT




                                                              _________ __, 1994

THE CHASE MANHATTAN CORPORATION
1 Chase Manhattan Plaza
New York, New York  10081

Dear Sirs:

          We, the undersigned (being herein called the "Underwriters"), understand that The Chase Manhattan Corporation, a Delaware corporation (the "Company"), proposes to issue and sell $___________ aggregate principal amount of its (Senior) (Subordinated) debt securities (the "Offered Securities") (together with warrants (the "Warrants") to purchase an additional $_________ principal amount of such (senior) (subordinated) debt securities). The Offered Securities will be issued under the Indenture dated as of _____ __, 19__, as amended and supplemented, between the Company and _____________________, as Trustee. (The Warrants will be issued under a Warrant Agreement dated as of _______ __, 19__, between the Company and ____________, as warrant agent.) The terms of the Offered Securities (and Warrants) are set forth in the Company's Registration Statement on Form S-3 (File No. 33-_____) and the Basic Prospectus (as defined in the Standard Provisions hereinafter referred to), as supplemented by a Prospectus Supplement dated _________ __, 19__.

          All the provisions (including defined terms) contained in the document entitled "The Chase Manhattan Corporation Debt Securities Underwriting Agreement Standard Provisions (August 1994)" (the "Standard Provisions") attached hereto are incorporated by reference herein in their entirety and shall be deemed to be part of this Agreement to the same extent as if such provisions had been set forth in full herein. The Delivery Date referred to in Paragraph 4 of the Standard Provisions shall be 10:00 A.M., New York City time, on _______ __, 19__. Subject to the terms and conditions set forth or incorporated by reference herein, the Company hereby agrees to sell and the Underwriters agree to purchase, severally and not jointly, the respective principal amounts of Offered Securities (and Warrants) set forth opposite their names in Exhibit A hereto at a purchase price of _____% of their principal amount, plus accrued interest on the Offered Securities from _______ __, 19__ to the Delivery Date.

     In accordance with Clause (e) of Paragraph 6 of the Standard Provisions, the Underwriters severally hereby confirm that the following statements with respect to the public offering of the
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Offered Securities are correct and were furnished to the Company by or on behalf of the Underwriters for use in the Registration Statement and the
Prospectus:

          (Describe any statements with respect to the public offering of the Offered Securities furnished to the Company by or on behalf of the Underwriters for use in the Registration and the Prospectus.)

          The Underwriters will offer the Offered Securities (and Warrants) for sale upon the terms and conditions set forth in the Prospectus.

          The Underwriters will pay for the Offered Securities (and Warrants) at the time and place and in the manner set forth in the Standard Provisions.

          (The Underwriters and the Company hereby agree to the following additional terms:)

          Please confirm your agreement by having an authorized officer sign a copy of this Agreement in the space set forth below and returning a signed copy to us.

                                 Very truly yours,

                                 (UNDERWRITERS)



                                 By:______________________________
                                        (Authorized Officer)

Accepted:

THE CHASE MANHATTAN CORPORATION



By:____________________________
      (Authorized Officer)

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